UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 30, 2006 (October 27, 2006)

Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-20488 (Commission File Number)	23-2491707 (IRS Employer Identification No.)
840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(615) 312-5700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 27, 2006, Psychiatric Solutions, Inc. (the “Company”) and FHC Health Systems, Inc., a Virginia corporation (“Seller”), entered into an Amended and Restated Stock Purchase Agreement (the “Amended and Restated Agreement”) pursuant to which the Company has agreed to acquire all of the outstanding capital stock of Alternative Behavioral Services, Inc. (“ABS”), headquartered in Norfolk, Virginia, for a cash purchase price of $210 million. ABS owns and operates through its subsidiaries nine inpatient psychiatric facilities with approximately 1,050 beds. The ABS facilities are located in Virginia, South Carolina, Tennessee, Kentucky, Puerto Rico and the U.S. Virgin Islands.
     As a result of the execution of the Amended and Restated Agreement, Seller has voluntarily dismissed its lawsuit against the Company, and the Company has withdrawn its demand for payment of termination fees and expenses. Consummation of the transaction is expected to occur on December 1, 2006, subject to customary closing conditions.
     On October 30, 2006, the Company issued a press release announcing the execution of the Amended and Restated Agreement. The press release is filed as Exhibit 99 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
99	Press Release of Psychiatric Solutions, Inc., dated October 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
Date: October 30, 2006	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits
99	Press Release of Psychiatric Solutions, Inc., dated October 30, 2006.